Danimer Scientific Announces First Quarter 2024 Results

-- PHA Revenue Increase of 64% Year-Over-Year –

-- First Commercial Order Received for 20-Million Pound Cutlery Award --

-- Previously Announced $20 Million Revolving Credit Facility Provides for Additional Liquidity –

-- Previously Announced Proposed Pro-Rata Warrant Dividend Transaction --

BAINBRIDGE, GA – May 7, 2024 – Danimer Scientific, Inc. (NYSE: DNMR) (“Danimer” or the “Company”), a leading next generation bioplastics company focused on the development and production of biodegradable materials, announced today financial results for its first quarter ended March 31, 2024.

Stephen E. Croskrey, Chairman and Chief Executive Officer of Danimer, commented, “We completed the first quarter in line with our expectations. However, we are facing near term headwinds into our second and possibly third quarters related to Starbucks reapportioning their Nodax-based straw business from one of our converter partners to another. The converter receiving the new business built significant inventory in anticipation of the award while the incumbent did not begin drawing down inventory until it recently became aware of Starbucks’ decision. It is important to note that we retain 100% of this business and we remain on track to continue to grow our PHA business during 2024.”

Mr. Croskrey continued “We are greatly encouraged by several of our customers who have reached commercial status through completion of market trials. We have received our first commercial order for our previously announced 20-million-pound cutlery award. The Delta Café launch is underway and we have received our first order for straw resin for a new customer in Asia. Our recently completed asset-based revolving credit facility along with our equity raise in late March enhances our operational liquidity runway and should enable us to support this expected growth.”

Mr. Croskrey concluded “Our recently announced proposed pro-rata warrant dividend transaction has provided a potential new avenue to improve our balance sheet leverage, strengthen our capital structure and maximize stockholder value.”

First Quarter 2024 Financial Highlights:

•
Revenues were $10.2 million in the first quarter of 2024 compared to revenue of $11.9 million in the first quarter of 2023. While PHA revenue increased by $3.2 million in the quarter as compared with the prior year quarter due to an increase in sales volume, PLA revenue decreased by $4.3 million quarter-over-quarter, primarily due to a loss of shipments to customers affected by the conflict in Ukraine resulting in a net reduction in product revenue of $1.1 million.
•
Gross profit was $(6.3) million in line with $(6.3) million in the first quarter of 2023. Adjusted gross profit was $(1.2) million compared to $(1.0) million in the first quarter of 2023.
•
Adjusted EBITDA was $(8.7) million in the first quarter of 2024 which improved as compared to $(8.9) million in the first quarter of 2023.

Capital Structure

At March 31, 2024, the Company reported total debt outstanding of $385.0 million, which included approximately $45.7 million dollars of low-interest New Markets Tax Credit loans that the Company expects will be forgiven beginning in 2026.

The Company recently completed two financing transactions. On March 25, 2024, the Company completed a registered direct offering for the purchase and sale of 11.25 million shares of common stock, 3.75 million pre-funded warrants and 15 million common warrants. This transaction resulted in approximately $13.6 million in proceeds after customary closing fees. Also, on April 19, 2024, the Company entered into a $20 million asset-based (ABL) revolving credit facility that is secured primarily by its accounts receivable and inventory, subject to borrowing base limitations. These transactions improve the Company’s liquidity position and enable it to maintain strategic and operational flexibility as it executes its growth strategy. The Company noted that the effect of the ABL revolving credit facility is not reflected in its March 31, 2024 financial statements.

On May 2, 2024, the Company announced a proposed pro-rata warrant dividend transaction pursuant to which the stockholders of record as of May 13, 2024 would receive one warrant (each a “Dividend Warrant”) for each three shares of common stock. Holders of our 3.250% convertible senior notes and our pre-funded common stock purchase warrants as of the record date would also receive Dividend Warrants on a pass-through basis. The proposed Dividend Warrant transaction is contingent upon the Company’s stockholders approving a proposal to increase the authorized number of shares of the Company’s common stock at the Company’s July 9, 2024 annual meeting of stockholders. The record date for the annual meeting is May 13, 2024, which is also the record date for the proposed Dividend Warrant. If the Company’s stockholders vote to increase the authorized number of shares of its common stock, the Company expects to distribute the Dividend Warrants on or about July 12, 2024. For additional information on the Dividend Warrant, please see the FAQs on the Investor Relations section of our website at https://ir.danimerscientific.com/.

Outlook

The Company reported first quarter results that were consistent with its prior expectations but noted near-term headwinds from the converter partner changes related to the Starbucks straw resin business. As such, the Company is making the following adjustments to its previously disclosed guidance:

•
Full-year Adjusted EBITDA is expected to remain in the previously disclosed range of $(22) million to $(32) million; however, the Company currently believes that it will fall closer to the lower end of that range.
•
Full-year capital expenditures are anticipated to remain in the previously disclosed range of $8 million to $10 million, which will support existing commitments related to the Bainbridge greenfield facility, maintenance expenditures and other capital projects.
•
Year-end liquidity, which comprises unrestricted cash and projected availability under the revolving credit facility, will be in the range of $25 million to $30 million.

Webcast, Conference Call and 10-Q Filing

The Company will host a webcast and conference call today, Tuesday, May 7, 2024, at 4:30 p.m. Eastern time to review first quarter 2024 results, discuss recent events and conduct a question-and-answer session. The live webcast of the conference call can be accessed on the Investor Relations section of the Company’s website at https://ir.danimerscientific.com. For those unable to access the webcast, the conference call will be accessible domestically or internationally, by dialing 1-888-886-7786 or 1-416-764-8658, respectively. Upon dialing in, please request to join the Danimer Scientific First Quarter 2024 Earnings Conference Call. The archived webcast will be available for replay on the Company's website after the call.

About Danimer Scientific

Danimer is a pioneer in creating more sustainable, more natural ways to make plastic products. For more than a decade, its renewable and sustainable biopolymers have helped create plastic products that are biodegradable and compostable and return to nature instead of polluting our lands and waters. Danimer’s technology can be found in a vast array of plastic end products that people use every day. Applications for its biopolymers include additives, aqueous coatings, fibers, filaments, films and injection-molded articles, among others. Danimer holds more than 480 granted patents and pending patent applications in more than

20 countries for a range of manufacturing processes and biopolymer formulations. For more information, visit https://danimerscientific.com.

Forward‐Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our expectations for the full year 2024 capital expenditures, Adjusted EBITDA and liquidity, and statements regarding the outcome of stockholder votes on proposals at the Company’s annual meeting of stockholders. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, including, but not limited to, its ability to expand its production facilities and plants to meet customer demand for its products and the timing thereof; risks relating to the uncertainty of the projected financial information with respect to the Company; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to our products; the Company’s exposure to product liability or product warranty claims and other loss contingencies; the impact on our business, operations and financial results from the ongoing conflicts in Ukraine and the Middle East; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize potential net operating loss carryforwards; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Investors

Blake Chamblee

Phone: 770-337-6570

ir@danimer.com

Media

Richard Ivey

Phone: 229-254-7688

rivey@danimer.com

Danimer Scientific, Inc.

Condensed Consolidated Balance Sheets

	March 31,	December 31,
(in thousands, except share and per share data)	2024	2023
Assets:
Current assets:
Cash and cash equivalents	$57,341	$59,170
Accounts receivable, net	12,233	15,227
Other receivables, net	682	652
Inventories, net	25,989	25,270
Prepaid expenses and other current assets	5,492	4,714
Contract assets, net	3,028	3,005
Total current assets	104,765	108,038

Property, plant and equipment, net	439,834	445,153
Intangible assets, net	77,169	77,790
Right-of-use assets	19,162	19,160
Leverage loans receivable	31,446	31,446
Restricted cash	14,239	14,334
Other assets	2,310	2,210
Total assets	$688,925	$698,131

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$3,884	$5,292
Accrued liabilities	6,484	4,726
Unearned revenue and contract liabilities	1,154	1,000
Current portion of lease liability	3,722	3,337
Current portion of long-term debt, net	787	1,368
Total current liabilities	16,031	15,723

Long-term lease liability, net	21,502	21,927
Long-term debt, net	384,229	381,436
Warrant liability	9,656	5
Other long-term liabilities	1,414	1,020
Total liabilities	$432,832	$420,111

Stockholders' equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized: 114,240,921 and 102,832,103 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	$12	$10
Additional paid-in capital	737,465	732,131
Accumulated deficit	(481,384)	(454,121)
Total stockholders’ equity	256,093	278,020
Total liabilities and stockholders’ equity	$688,925	$698,131

Danimer Scientific, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
(in thousands, except share and per share data)	2024	2023

Revenue:
Products	$9,955	$11,096
Services	269	830
Total revenue	10,224	11,926

Costs and expenses:
Cost of revenue	16,535	18,209
Selling, general and administrative	6,869	18,699
Research and development	5,342	7,075
Loss on sale of assets	-	170
Total costs and expenses	28,746	44,153
Loss from operations	(18,522)	(32,227)
Nonoperating income (expense)
Gain (loss) on remeasurement of warrants	99	(1,116)
Interest, net	(8,838)	(3,386)
Total nonoperating expense:	(8,739)	(4,502)
Loss before income taxes	(27,261)	(36,729)
Income taxes	(2)	90
Net loss	$(27,263)	$(36,639)

Basic net loss per share	$(0.26)	$(0.36)

Weighted average shares outstanding	103,968,384	101,896,326

Danimer Scientific, Inc.

Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
(in thousands)	2024	2023
Cash flows from operating activities:
Net loss	$(27,263)	$(36,639)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,531	7,579
Amortization of debt issuance costs	2,818	828
Warrant issuance costs	867	-
Stock-based compensation	574	14,065
Inventory reserves	(345)	244
Accounts receivable reserves	283	(519)
(Gain) loss on remeasurement of warrants	(99)	1,116
Amortization of right-of-use assets and lease liability	(41)	(196)
Deferred income taxes	-	(92)
Loss on disposal of assets	-	170
Changes in operating assets and liabilities:
Accounts receivable	2,711	2,422
Other receivables	(30)	74
Inventories, net	(374)	753
Prepaid expenses and other current assets	(778)	1,039
Contract assets	(197)	(625)
Other assets	78	-
Accounts payable	(1,182)	(1,256)
Accrued liabilities	1,910	2,981
Other long-term liabilities	392	878
Unearned revenue and contract liabilities	154	1,313
Net cash used in operating activities	(12,991)	(5,865)
Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(1,970)	(16,400)
Net cash used in investing activities	(1,970)	(16,400)
Cash flows from financing activities:
Proceeds from issuance of common warrants, net of issuance costs	8,883	-
Proceeds from issuance of common stock, net of issuance costs	4,650	-
Principal payments on long-term debt	(606)	(5,494)
Proceeds from employee stock purchase plan	118	129
Employee taxes related to stock-based compensation	(8)	(61)
Proceeds from long-term debt	-	130,000
Cash paid for debt issuance costs	-	(33,035)
Net cash provided by financing activities	13,037	91,539
Net (decrease) increase in cash and cash equivalents and restricted cash	(1,924)	69,274
Cash and cash equivalents and restricted cash-beginning of period	73,504	64,401
Cash and cash equivalents and restricted cash-end of period	$71,580	$133,675

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures “Adjusted EBITDA”, “Adjusted gross profit” and "Adjusted gross margin". Danimer management views these metrics as a useful way to look at the performance of its operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income or loss plus net interest expense, income taxes, depreciation and amortization, as adjusted to add back certain charges or gains that Danimer may record each period such as remeasurement of private warrants, stock-based compensation expense, as well as non-recurring charges such as (i) asset disposal gains or losses as well as other significant gains or losses such as debt extinguishments and impairment of goodwill; (ii) legal settlements; or (iii) other discrete non-recurring items. Danimer believes these items are not considered an indicator of ongoing performance. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. The measure is used as a supplement to GAAP results in evaluating certain aspects of Danimer’s business, as described below.

Adjusted gross profit is defined as gross profit plus depreciation, stock-based compensation and other nonrecurring items.

Adjusted gross margin is defined as adjusted gross profit divided by total revenue.

Danimer believes that each of Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin is useful to investors in evaluating the Company’s performance because each measure considers the performance of the Company’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges as outlined in the preceding paragraph. Danimer believes these non-GAAP metrics offer additional financial information that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of its results of operations and the factors and trends affecting its business.

Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin should not be considered as an alternative to net income or loss as an indicator of its performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although Danimer believes that Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin may enhance an evaluation of its operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses, (i) other companies in Danimer’s industry may define Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin differently than Danimer does and, as a result, they may not be comparable to similarly titled measures used by other companies in its industry, and (ii) Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin exclude certain financial information that some may consider important in evaluating Danimer’s performance.

Danimer compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted gross profit and Adjusted gross margin and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Danimer’s operating results. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, reconciliations to GAAP financial measures are not provided for forward-looking non-GAAP measures. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Danimer Scientific, Inc.

Reconciliation of Adjusted EBITDA to Net Loss (Unaudited)

	Three Months Ended March 31,
	2024	2023
(in thousands)
Net loss	$(27,263)	$(36,639)
Interest, net	8,838	3,386
Depreciation and amortization	7,531	7,579
Stock-based compensation	966	14,943
Transaction and other related	867	-
Litigation and other legal related	321	57
Strategic reorganization and related	176	-
(Gain) loss on remeasurement of warrants	(99)	1,116
Income taxes	2	(90)
Loss on extinguishment of royalty agreement	-	549
Loss on sale of assets	-	247
Adjusted EBITDA	$(8,661)	$(8,852)

Reconciliation of Adjusted Gross Profit to Gross Profit (Unaudited)

	Three Months Ended March 31,
	2024	2023
(in thousands)
Total revenue	$10,224	$11,926
Cost of revenue	16,535	18,209
Gross profit	(6,311)	(6,283)
Depreciation	5,147	5,213
Loss on sale of assets	-	77
Stock-based compensation	3	2
Adjusted gross profit	$(1,161)	$(991)

Adjusted gross margin	-11.4%	-8.3%